Exhibit 21

LIST OF SUBSIDIARIES

	Company name	Place/date of incorporation	Principal activities

1.	Union Hub Technology Sdn. Bhd.	Malaysia February 28, 2008	Provision of IT consulting and programming services and distributing consumer products

2.	Power Green Investments Limited	British Virgin Islands July 13, 2011	Inactive operation

3.	PGCG Properties Investment Limited	British Virgin Islands September 1, 2011	Inactive operation

4.	Virtual Setup Sdn. Bhd. (Variable interest entity)	Malaysia July 17, 2010	Operation of palm oil plantation